                                                                  EXHIBIT (c)(9)



                              EMPLOYMENT AGREEMENT
                              --------------------

This Agreement, entered into as of the 10th day of June, 1999, between Automobile Protection Corporation, a Georgia corporation, with offices at Suite 100, 15 Dunwoody Park Drive, Atlanta, Georgia 30338 (the "Company") and Martin Blank, an individual residing at c/o Automobile Protection Corporation, Suite 100, 15 Dunwoody Park Drive, Atlanta, Georgia 30338(the "Executive"). This Agreement will be effective upon the earlier to occur of (i) the acceptance for payment of shares of the common stock, par value $.001 per share, of the Company by AM1 Acquisition Company ("Sub") or any other subsidiary of the Ford Motor Company ("Parent") pursuant to a tender offer commenced pursuant to the Agreement and Plan of Merger, dated as of June 10, 1999 among Sub, Parent and the Company or (ii) the exercise by Parent, in whole or in part, of the option granted by Employee to Parent pursuant to the Stock Option and Tender Agreement, dated as of June 10, 1999 between Employee and Parent (the "Effective Date").

                                    RECITALS

1. The Company desires to retain the Executive and the Executive desires to accept employment with the Company under the terms and provisions set forth below.

                                    AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the Company and the Executive agree as follows:

1. Term. The Term of this Agreement shall commence on the Effective Date and terminate on December 31, 2002 (the "Employment Period"). Notwithstanding anything to the contrary contained herein, the Employment Period is subject to termination pursuant to Section 5.

2. Employment. The Company agrees to employ and engage the services of the Executive during the Employment Period as Chairman of the Board and Chief Operating Officer ("Chairman & COO") of the Company and Executive agrees to serve the Company in such capacity, on a full-time basis, during the Employment Period of this Agreement. Executive shall perform the services contemplated and further described herein at the Company Headquarters in Atlanta, Georgia, except as may be required in the ordinary course of business. Commercially reasonable efforts will be made to maintain the Company Headquarters in Atlanta, Georgia.

3.   Job Description.
     3.1 Position and Duties. During the Employment Period, the Executive's position, duties and responsibilities shall be those of Chairman & COO of the Company and Executive shall perform such duties and have such responsibilities which are of the same character and nature as those typically performed by a Chairman and COO of the Company, and of the character and nature generally performed prior to the Closing Date (as defined in the Agreement and Plan of Merger dated as of June 10, 1999 among Parent, Sub and the Company). Notwithstanding the above, the Board of Directors shall have the absolute right to modify or change the position, duties, responsibilities and title of the Executive in any respect, so long as the Executive shall continue to be employed in a senior executive capacity during the Employment Period and the modifications or changes to Executive's position, duties and responsibilities do not have a material negative impact on Executive's ability to attain EBITE goals (as defined in Exhibit A) linked to his Incentive Compensation.

     3.2 Devotion of Efforts. The Executive shall devote his full business time during normal business hours to the business and affairs of the Company, use his reasonable efforts to promote the interests of the Company and perform the responsibilities assigned to him in accordance with this Agreement. During the Employment Period of this Agreement, Executive shall not engage in other employment, except with the prior consent of the Board of Directors, which consent will not be unreasonably withheld so long as the other employment does not conflict with the interests of Ford Motor Company or its affiliates. Notwithstanding the foregoing, Executive may continue to own up to 25% of, and be a member of the board of directors of, Safeguard Products International, Inc. ("Safeguard"), so long as (W) Executive is not involved in the business of Safeguard (other than oversight of the business to the extent necessary to discharge Executive's fiduciary duties as a member of the board of directors of Safeguard); (X) no resources of the Company are used or directed towards activities of Safeguard, except for brokerage services provided by The Aegis Group, Inc. to Safeguard on an arms length basis, consistent with past practice, and (Y) no business opportunities of the Company of which Executive is or may become aware are directed to Safeguard.

4.   Compensation and Other Employment Terms.
     4.1 Base Salary. The Company shall pay the Executive an initial annual base salary of $72,000 ("Base Salary"). The Base Salary shall be payable in cash, subject to applicable withholdings, in accordance with the then current payment policies of the Company for its executives.

     4.2 Incentive Compensation. As further compensation, the Executive shall be eligible for incentive compensation payments in an amount described on Exhibit A hereto ("Incentive Compensation ").

     4.3 Employee Benefits. In addition to the Base Salary and payments under any Incentive Compensation arrangement that are payable hereunder, the Executive shall be eligible during the Employment Period for the following employee benefits:

              (a) Vacation and Sick Leave. Participation in the vacation and sick leave benefit maintained for executives of the Company; paid vacation time shall be 4 weeks per year.

              (b) Automobile. Executive will be provided with an automobile on terms and conditions to be mutually agreed upon by Executive and the Company.

              (c) Business Expense Reimbursement. Reimbursement for, or payment of, the legitimate business expenses, including appropriate entertainment expenses incurred by Executive on behalf of the Company, pursuant to the written policies of the Company.

              (d) 401(k) Plan. Participation in the 401(k) retirement benefit plan made available to the employees of the Company on the same basis that other executives of the Company participate in such plan.

              (e) Employee Benefit Plans. Participation in the employee benefit plans of the Company made available to the employees of the Company on the same basis that other executives of the Company participate in such plans.

              (f) Changes to Employee Benefit Plans. Nothing in this Agreement shall prevent the Board of Directors of the Company from changing, modifying, amending or terminating the employee benefit plans of the Company so as to eliminate, reduce or otherwise change any benefit payable under this Agreement, so long as Executive is treated in a manner which is substantially similar to other employees of the Company.

          Executive agrees to submit regular reports of personal use of the employee benefits as required under the Internal Revenue Code of 1986 to be treated as taxable income to Executive in order to allow the Company to determine the amount which must be reported to the Internal Revenue Service as compensation to Executive.

5.   Termination.
     5.1 Death. This Agreement shall terminate automatically upon the Executive's death. All benefits and compensation then accrued hereunder, and under any plans provided for in Section 4.3 hereof, shall be paid to the Executive's beneficiaries, legal representatives, or heirs, as appropriate.

     5.2 Disability. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive (A) shall have been absent from the full-time performance of his duties with the Company for six consecutive months, and (B) shall not, within 30 days after written notice of termination is given to the Executive, have returned to the full-time performance of his duties, the Company may terminate the Executive's employment for disability. During such period of absence, the Executive shall continue to receive the benefits provided in
          Section 4 hereof, and thereafter the Executive's benefits shall be determined under the Company's disability insurance plans and policies provided under Section 4.3 hereof. In the event that Executive's employment with the Company is terminated pursuant to this Section 5.2, the Company shall pay the Executive his full accrued Base Salary at the rate in effect at the time of such termination, as well as accrued Incentive Compensation through the date of termination.

     5.3 Cause. The Company may terminate the Executive's employment for Cause. For purposes of this Agreement, "Cause" shall mean (A) any act of dishonesty or knowing and willful breach of fiduciary duty on the Executive's part which is intended to result in his personal enrichment at the expense of the Company, (B) conviction of a felony involving moral turpitude or unlawful, dishonest, or unethical conduct, or other conduct involving moral turpitude, unlawful, dishonest, or unethical conduct that a reasonable person would consider damaging to the reputation of the Company; or (C) any material breach of this Agreement by the Executive, following written warning and a reasonable opportunity to cure if appropriate. If the Executive's employment is terminated for Cause, the Company shall pay the Executive his full accrued Base Salary at the rate in effect at the time of such termination, as well as accrued Incentive Compensation through the date of termination. Except as otherwise provided in Section 6.3 hereof, the Company shall have no further obligation to the Executive under this Agreement.

     5.4 Termination by the Company Other than for Cause. In the event that this Agreement is terminated for any reason by the Company (except for a termination for "Cause" as defined in Section 5.3 above or for death or disability), Executive shall be entitled to receive termination benefits payable in a lump sum in an amount equal to the greater of
          (i) the remaining Base Salary during the Employment Period or (ii) 12 months Base Salary. Executive shall also be entitled to receive Incentive Compensation through the termination of the Employment Period, which is December 31, 2002, payable in accordance with the terms set forth in Paragraph 8 of Exhibit A. Except as provided otherwise in Section 6.3 hereof, the Executive shall not be entitled to any further payments under Section 4 except for any appropriate benefits under Section 4.3 (e) available to terminated employees generally. The Company shall provide Executive with at least ten (10) days notice of any termination under this Section 5.4.

     5.5 Voluntary Termination by Executive. At any time during the Employment Period, the Executive may voluntarily terminate employment with the Company upon ninety (90) days' written notice. In the event of such termination, all rights, duties and obligations of both parties shall cease to be effective upon the end of the ninety (90) day notice period, except with respect to the Restricted Covenants, as defined in
          Section 12. In the event that Executive terminates his employment with the Company pursuant to this Section 5.5, the Company shall pay the Executive his full accrued Base Salary at the rate in effect at the time of such termination, as well as accrued Incentive Compensation through the date of termination.

     5.6 Retirement. The Executive may terminate his employment hereunder by retirement during the Employment Period, provided the Company consents to such retirement action. In such event, this Agreement shall terminate automatically except with respect to the Restricted Covenants and the Company's obligations under Section 6.3. All benefits and compensation then accrued hereunder, and under any plans provided for in Section 4.3 hereof, shall be paid promptly to the Executive.

6.   Covenant Not to Compete.
     6.1 Executive's Acknowledgment. Executive acknowledges that the covenants in Section 6 are given in consideration for and in connection with this Agreement. Executive agrees and acknowledges that in order to assure the Company that it will retain its value as a going concern, it is necessary that Executive undertake not to utilize his special knowledge of the Business and his relationships with customer and suppliers to compete with the Company. Executive further acknowledges that:

          (a) the Company is and will be engaged in the business of the design, sale and administration of extended service contracts and extended warranty programs for motor vehicles (the "Business");

          (b) Executive will occupy a position of trust and confidence with the Company during the Employment Period and, during such period and Executive's employment under this Agreement, Executive will have access to and have possession of trade secrets and confidential information concerning the Company and the Business;

          (c) the agreements and covenants contained in this Section 6 are essential to protect the business and goodwill of the Company; and

          (d) Executive's employment with the Company has special, unique and extraordinary value to the Company and the Company would be irreparably damaged if Executive were to provide services to any person or entity in violation of the provisions of this Agreement.

     6.2 Competitive Activities. Executive hereby agrees that for the Restricted Period as defined below, he will not, on behalf of himself, or on behalf of any other person, company, corporation, partnership or other entity or enterprise, directly or indirectly, as an employee, proprietor, stockholder, partner, consultant, or otherwise, engage in any business or activity competitive with the Business, anywhere in the United States (the "Territory"); except (i) that Executive may continue to own up to 25% of, and be a member of the board of directors of Safeguard Products International, Inc. ("Safeguard"), so long as (W) Executive is not involved in the business of Safeguard (other than oversight of the business to the extent necessary to discharge Executive's fiduciary duties as a member of the board of directors of Safeguard); (X) no resources of the Company are used or directed towards activities of Safeguard, except for brokerage services provided by The Aegis Group, Inc. to Safeguard on an arms length basis, consistent with past practice, and (Y) no business opportunities of the Company of which Executive is or may become aware are directed to Safeguard, and (ii) that nothing contained herein shall be construed to prevent Executive from investing in the stock of any competing corporation listed on a national securities exchange or traded in the over-the-counter market, but only if Executive is not involved in the business of said corporation and if Executive and his associates (as such term is defined in Regulation 14(A) promulgated under the Securities Exchange Act of 1934, as in effect on the date hereof), collectively, do not own more than an aggregate of two percent of the stock of such corporation. With respect to the Territory, Executive specifically acknowledges that the Company has conducted or plans to conduct the Business throughout those areas comprising the Territory and the Company intends to continue to expand the Business throughout the Territory. For purposes hereof, the Restricted Period shall mean the sum of (i) the period of time during which the Executive is employed by the Company and (ii) the Consultancy Period defined in Section 6.3 below.

     6.3 Consultant Agreement. Executive agrees that for the Consultancy Period as defined below, Employee shall continue to make his services available to the Company as a consultant, at such times and in such manner as is mutually agreeable to the parties. For Executive's services as a consultant and in consideration for the covenant not to compete as provided in this Section 6, the Company shall pay Executive annually on the anniversary date of the termination the amounts set forth in Paragraph 6 of Exhibit A. For purposes hereof, the Consultancy Period shall mean the three year period commencing on the date of the Executive's employment termination for any reason.

     6.4 Solicitation of Employees. Without limiting the generality of the provisions of Section 6.2 above, Executive agrees that during the Restricted Period he shall not on behalf of himself or on behalf of any other person, company, corporation, partnership or other entity or enterprise, (except on behalf of the Company), directly or indirectly, solicit employees, agents or consultants of the Company to become employees, agents or consultants for him or for such businesses to the extent such businesses are engaged in activities that compete with the Business. Executive will not be in violation of this Section 6.4 in the event that either Cathy Dorfman and/or Mike Curran terminate their employment with the Company during the Restricted Period.

7. Confidential Information. During the Confidential Information Period as defined below, Executive shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Board of Directors of the Company, furnish, make available or disclose to any third party or use for the benefit of himself or any third party, any Confidential Information, except in the normal course of business during the period of time during which the Executive is employed by the Company. As used in this Agreement, "Confidential Information" shall mean any information relating to the business or affairs of the Company or the Company's affiliates or the Business, including but not limited to information relating to financial statements, customer identities, potential customers, employees, suppliers, servicing methods, equipment, product or service programs, strategies and information, databases and information systems, analyses, profit margins or other proprietary information used by the Company or the Company's affiliates; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of Executive. Executive acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company or the Company's affiliates. For purposes hereof, the Confidential Information Period shall mean (i) as to Confidential Information generally, the sum of the Restricted Period plus two years and
     (ii) as to Confidential Information that constitutes trade secrets as defined by Georgia law, forever.

8. Inventions and Other Intellectual Property. Executive hereby agrees that all right, title and interest in and to all of the Executive's "Discoveries" and work product made during the Employment Period related to the Business of the Company, whether pursuant to this Agreement or otherwise, shall belong solely to the Company, whether or not they are protected or protectable under applicable patent, trademark, service mark, copyright or trade secret laws. For purposes of this Section 8, "Discoveries" means all inventions, designs, discoveries, improvements and works of authorship, including, without limitation, any information relating to the Company's know-how, processes, designs, computer programs and routines, formulae, techniques, developments or experimental work, work-in-progress, or business trade secrets made or conceived or reduced to practice by the Company. Executive agrees that all work or other material containing or reflecting any such Discoveries and work product shall be deemed to be work made for hire and shall be owned by the Company without further consideration. If it is determined that any such works are not works made for hire, the Executive hereby assigns to the Company all of the Executive's right, title and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Discoveries or work product. Executive covenants that he shall keep the Company informed of the development of all Discoveries or work product made, conceived or reduced to practice by the Company, in whole or in part, alone or with others, which either result from any work Executive may do for, or at the request of, the Company, or are related to the Company's present or contemplated activities, investigations, or obligations. Executive further agrees that at the Company's request and expense, he will execute any assignments or other documents necessary to transfer any such Discoveries or work product to the Company and to cooperate with the Company or its nominee in perfecting the Company's title (or the title of the Company's nominee) in such materials. The Executive grants the Company a permanent, non-exclusive, paid-up and worldwide license under the Executive's intellectual property rights in any Discoveries or work product that is delivered to the Company by the Executive in connection with the performance of services for the Company to use, have used, make, have made, sell and have sold such Discoveries and reproduce in quantities, prepares derivative works and publicly display and distribute such work product.

9. Interference with Relationships. During the Restricted Period, Executive shall not, directly or indirectly, as employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity intentionally solicit or encourage any present or future customer, agent or supplier of the Company to terminate or otherwise alter his, her or its relationship with the Company in any manner adverse to the Company.

10. Return of Company Materials Upon Termination. Executive acknowledges that all price lists, sales manuals, catalogs, binders, customer lists and other customer information, supplier lists, financial information, and other records or documents containing Confidential Information prepared by Executive or coming into Executive's possession by virtue of Executive's employment by the Company in any media is and shall remain the property of the Company or the Company's affiliates as the case may be and that upon termination of Executive's employment hereunder, Executive shall return immediately to the Company all such items in his possession, together with all copies thereof.

11. Effect on Termination. Notwithstanding the termination of Executive's employment with the Company, those provisions contained in Sections 5, 6, 7, 8, 9 10 and 11 hereof shall remain in full force and effect.

12. Remedies. Executive acknowledges and agrees that the covenants set forth in Sections 6, 7, 8, 9, and 10 of this Agreement (collectively, the "Restricted Covenants") are reasonable and necessary for the protection of the Company's business interests, that irreparable injury will result to the Company if Executive breaches any of the terms of the Restrictive Covenants, and that in the event of Executive's actual or threatened breach of any such Restrictive Covenants, the Company will have no adequate remedy at law. Executive accordingly agrees that in the event of any actual or threatened breach by him of any of the Restrictive Covenants, the Company shall be entitled to immediate temporary injunctive and other equitable relief, without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damage which it is able to prove.

13. Life Insurance. The Company may at its discretion and at any time apply for and procure as owner and for its own benefit and at its own expense, insurance on the life of Employee in such amounts and in some form or forms as the Company may choose. Executive shall cooperate with the Company in procuring such insurance and shall, at the request of the Company, submit to such medical examinations, supply such information and execute such documents as may be required by the insurance company or companies to whom the Company has applied for such insurance. Executive shall have no interest whatsoever in any such policy or policies, except that, upon the termination of Executive's employment hereunder, Executive shall have the privilege of purchasing any such insurance from the Company for an amount equal to the actual premiums thereon previously paid by the Company.

14.  Miscellaneous.
     14.1 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the parties and supersedes any prior understandings or agreements between the parties, written or oral, to the extent they related in any way to the subject matter hereof.

     14.2 No Assignment; Assumption. This Agreement is personal to the Executive and shall not be assignable by the Executive, other than by last will and testament or by the laws of descent and distribution with respect to any amounts due hereunder. This Agreement shall inure to the benefit of and be binding upon any successor to the business or assets of the Company.

     14.3 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     14.4 Arbitration. Any controversy, claim or dispute of whatever nature between Executive and the Company arising out of or relating to this Agreement, or arising out of Executive's employment with the Company, shall be resolved by binding arbitration before a single arbitrator in New York, New York pursuant to the Employment Dispute Resolution Rules of the American Arbitration Association. Each party shall bear its own costs, expenses and fees, including without limitation attorneys' fees and experts' fees with respect to any such arbitration. Judgment upon any resulting arbitration award may be entered in any court of competent jurisdiction.

     14.5 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:


     If to Company:           Automobile Protection Corporation
                              Suite 100
                              15 Dunwoody Park Drive
                              Atlanta, GA 30338

         with a copy to:      Ford Motor Company
                              The American Road
                              Suite 325
                              Dearborn, MI 48121
                              Attn: John Dickerson, Esq.

     If to the Executive:     Martin Blank
                              Suite 100
                              15 Dunwoody Park Drive
                              Atlanta, GA 30338

         with a copy to:      Andrew D. Hudders, Esq.
                              Graubard Mollen & Miller
                              600 Third Avenue
                              New York, NY 10016-2097

     Either party may send any notice, request, demand, claim or the other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.


     14.6 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule (whether the State of Georgia or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Georgia.

     14.7 Amendments. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both the Company and the Executive.

     14.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                                      *****

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                                   /s/ Martin Blank
                                                   -----------------------
                                                   Martin Blank
Automobile Protection Corporation

By: /s/ Larry Dorfman
   -------------------------
Title:  President and CEO
      ----------------------

                                    EXHIBIT A
                             INCENTIVE COMPENSATION


1. Executive will be eligible for Incentive Compensation payable quarterly, subject to applicable tax withholding by the Company and adjustment after completion of the Company's annual financial audit, for the period commencing on the Effective Date and ending December 31, 1999 equal to 9.0% of the 1999 Earnings Before Interest and Taxes (EBIT) before the Incentive Compensation for Executive and Larry Dorfman is deducted, minus the EBIT for the period from January 1, 1999 through the Effective Date. For purposes of this Agreement, the EBIT before Executive and Larry Dorfman Incentive Compensation will be referred to as EBITE.

2. In accordance with Section 4.2 of the Employment Agreement, Executive will be eligible for Incentive Compensation payable quarterly, commencing with the year ending December 31, 2000 according to a formula based on EBITE.

3. EBITE shall be calculated according to GAAP standards, and shall be consistent with the accounting practices and conventions utilized by the Company as of December 31, 1998 and will be certified annually by Pricewaterhouse Coopers, LLC during the Company's annual financial audit. Any Incentive Compensation amounts paid to Executive prior to completion of the annual financial audit from Pricewaterhouse Coopers will be subject to adjustment upon receipt of the results of the financial audit.

4. If there are any material changes to accounting practices (e.g. method of depreciation, etc.) or conventions from year to year, EBITE shall continue to be calculated according to the practices and conventions utilized by the Company as of December 31, 1998, unless the parties mutually agree otherwise.

5. The Incentive Compensation for calendar years commencing with the year 2000 shall be calculated according to the table below and will be paid quarterly based on estimated Fiscal Year EBITE, subject to applicable tax withholding by the Company and adjustment after completion of the Company's annual financial audit. For purposes hereof, Fiscal Year shall mean January 1 to December 31.

              a. If the Fiscal Year EBITE for the Company is equal to or exceeds 100% of the EBITE Target as set forth below, the Executive's Performance Bonus shall be 4.5% of the Company's Fiscal Year EBITE.

              b. If the Fiscal Year EBITE for the Company is equal to or exceeds 85% and is less than 100% of the EBITE Target as set forth below, the Executive's Performance Bonus shall be 4.125% of the Company's Fiscal Year EBITE.

              c. If the Fiscal Year EBITE for the Company is equal to or exceeds 70% and is less than 85% of the EBITE Target as set forth below, the Executive's Performance Bonus shall be 3.75% of the Company's Fiscal Year EBITE.

          d. If the Fiscal Year EBITE for the Company is less than 70% of the EBITE Target as set forth below, the Executive's Performance Bonus shall be 1.875% of the Company's Fiscal Year EBITE.

          e. The EBITE Targets are:



                                                              85% OF     70% OF
                                            EBITE                   EBITE      EBITE
                                            TARGET            TARGET     TARGET
                           YEAR             ($000)            ($000)     ($000)
                           ----             ------            ------     ------
                           2000             17,302            14,707     12,111
                           2001             23,048            19,591     16,134
                           2002             29,044            24,687     20,331

6. In accordance with Section 6.3 of the Employment Agreement, the Executive shall be retained as a consultant for the Company for the Consultancy Period. The annual amount paid pursuant to Section 6.3 of the Employment Agreement shall be equal to one third (1/3) of the total cumulative annual Incentive Compensation paid to the Executive for periods between January 1, 2000 and the termination date. This amount will be paid annually in a lump sum on the first, second and third anniversaries of the date of the employment termination, provided that Executive has fulfilled his obligations set forth in Section 6 of the Employment Agreement.

7. In the event the Employment Agreement terminates by reason of disability or death of the Executive, the Executive or the Executive's beneficiaries, legal representatives or heirs, as appropriate, shall not be entitled to any outstanding Incentive Compensation related to years after the date of death. However, the Executive or Executive's beneficiaries, legal representatives or heirs, as appropriate, shall be eligible to receive an amount equal to the consulting fee specified in Paragraph 6 of this Exhibit A, as if the Executive had not become disabled or had lived throughout the Consultancy Period upon the same terms and conditions as specified in Paragraph 6 of this Exhibit A.

8. In the event the Employment Agreement is terminated by the Company other than for Cause, the Executive will be paid Incentive Compensation through December 31, 2002, calculated and paid in accordance with Paragraph 5 hereof, using the actual year to date EBITE and pro rata EBITE Target as of the date of Executive's termination.

9. Terms not otherwise defined herein shall have the same meanings as set forth in the Employment Agreement.